                        MORTGAGE, SECURITY AGREEMENT AND
                           FIXTURE FINANCING STATEMENT


                                       BY

                           REUTER MANUFACTURING, INC.

                                  AS MORTGAGOR,

                                       TO

                        SANWA BUSINESS CREDIT CORPORATION

                                  AS MORTGAGEE,

                                    TO SECURE
                       $2,780,000 NOTE AND $1,000,000 NOTE

                            Dated: December 31, 1995



Tax statements for the real                  This instrument was drafted by:
property described in this
instrument should be sent                    WINTHROP & WEINSTINE, P.A.
to:                                          3200 Minnesota World Trade Center
                                             30 East Seventh Street
                                             Saint Paul, Minnesota 55101
Reuter Manufacturing, Inc.
410 Eleventh Avenue South
Hopkins, Minnesota  55343                    THE PRINCIPAL AMOUNT
                                             SECURED BY THIS MORTGAGE
                                             IS $2,750,000.


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                        MORTGAGE, SECURITY AGREEMENT AND
                           FIXTURE FINANCING STATEMENT


THIS MORTGAGE, SECURITY AGREEMENT AND FIXTURE FINANCING STATEMENT (the "Mortgage"), is made as of the 31st day of December, 1995, by REUTER MANUFACTURING, INC., a Minnesota corporation (the "Mortgagor"), in favor of SANWA BUSINESS CREDIT CORPORATION, a Delaware corporation (the "Mortgagee").

                              W I T N E S S E T H:

WHEREAS, the Mortgagee has agreed to make certain financial accommodations to the Mortgagor in the amount of $3,780,000 pursuant to the terms and subject to the conditions set forth in that certain Loan and Security Agreement of even date herewith by and among the Mortgagee and the Mortgagor, (the "Loan Agreement"); and

WHEREAS, pursuant to the Loan Agreement, the Mortgagor has executed and delivered: (i) Senior Subordinated Secured Promissory Note in the principal amount of $2,780,000, (ii) Junior Subordinated Secured Promissory Note in the principal amount of $1,000,000, each of which is dated of even date herewith and payable to the order of the Mortgagee (collectively, the "Notes") which Notes are due and payable in full on December 31, 1999; and (iii) various other documents, instruments and agreements referred to in the Loan Agreement (the Loan Agreement, Notes and such other documents, instruments and agreements are collectively referred to as the "Loan Documents"); and

WHEREAS, the Mortgagee has required as an express condition precedent to making loans to the Mortgagor pursuant to the Notes that the Mortgagor secure $2,750,000 of the principal amount of the indebtedness evidenced by the Notes by this Mortgage.

NOW THEREFORE, THIS MORTGAGE FURTHER WITNESSETH, that in consideration of the Mortgagee making a loan to the Mortgagor pursuant to the Notes in the original principal amount of Three Million Seven Hundred Eighty Thousand and 00/100 Dollars ($3,780,000.00) (the "Mortgage Amount") and other good and lawful consideration, the receipt and sufficiency of which are hereby acknowledged, and to secure, and as security for, the payment of principal and interest and other premiums, penalties and charges on the Notes and the performance and observance by the Mortgagor of all of the covenants, agreements, representations, warranties and conditions contained herein and in the Loan Documents, the Mortgagor does hereby grant, bargain, sell, convey, assign, transfer, pledge, set over and confirm unto the Mortgagee, its successors and assigns, forever, and does hereby grant a mortgage lien and security interest to the Mortgagee, its successors and assigns, forever, in and to the tracts of land legally described in EXHIBIT A attached hereto and made a part hereof (hereinafter referred to as the "Land");

Together with (a) all of the buildings, structures and other improvements now standing or at any time hereafter constructed or placed upon the Land; (b) all heating, plumbing and lighting apparatus, elevators and motors, engines and machinery, electrical equipment, incinerator apparatus, air-conditioning apparatus, water and gas apparatus, pipes, water heaters, refrigerating plant and refrigerators, water softeners, carpets, carpeting, storm windows and doors, window screens, screen doors, storm sash, window shades or blinds, awnings, locks, fences, trees, shrubs, and all other furniture, fixtures, machinery, equipment, appliances and personal property of every kind and nature whatsoever now or hereafter owned by the Mortgagor and attached or affixed or located on or in or used or intended to be used in connection with the ownership, use, operation or maintenance of, the Land and any improvements located thereon, including all extensions, additions, improvements, betterments, renewals and replacements of any of the foregoing; (c) all hereditaments, easements, rights, privileges and appurtenances now or hereafter belonging, attached or in any way pertaining to the Land or to any building, structure or improvement now or hereafter located thereon; (d) the immediate and continuing right to receive and collect all rents, income, issues and profits now due and which may hereafter become due under or by virtue of any lease or agreement (oral or written) for the leasing, subleasing, use or occupancy of all or part of the Land now, heretofore or hereafter made or agreed to by the Mortgagor;
(e) all of the leases and agreements described in (d) above, together with all guarantees therefor and any renewals or extensions thereof; and (f) all insurance and other proceeds of, and all condemnation awards with respect to, the foregoing (all of the foregoing is hereinafter collectively referred to as the "Mortgaged Property").

The filing of this Mortgage shall constitute a fixture filing in the office where it is filed and a carbon, photographic or other reproduction of this document may also be filed as a financing statement:

Name and Address of                     Reuter Manufacturing, Inc.
Debtor and Record                       410 Eleventh Avenue South
Owner of Real Estate:                   Hopkins, Minnesota  55343
                                        Federal Tax ID #: 41-0780999

Name and Address of                     Sanwa Business Credit Corporation
Secured Party:                          One South Wacker Drive
                                        Chicago, Illinois  60606

Description of the Types                See above
(or items) of property
covered by this
financing statement:

Description of real estate              See EXHIBIT A attached
to which all or a part                  hereto.
of the collateral is
attached or upon which
it is located:

Some of the above described collateral is or is to become fixtures upon or minerals and mineral rights located upon the real estate described on EXHIBIT A, and this financing statement is to be filed for record in the public real estate records.

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This instrument is intended to be a security agreement pursuant to the Uniform
Commercial Code covering any of the items or types of property included as part of the Mortgaged Property that may be subject to a security interest pursuant to the Uniform Commercial Code, and Mortgagor hereby grants Mortgagee a security interest in such items or types of property. This Mortgage, or a reproduction hereof, is sufficient as a financing statement and as a financing statement it covers goods which are, or are to become, fixtures on the Land. In addition, Mortgagor will execute and deliver to Mortgagee, upon Mortgagee's request, any financing statements or amendments thereto, or continuation statements thereto, that Mortgagee may require to perfect a security interest in said items or types of property. Mortgagor shall pay all costs of filing such instruments.

AND THE MORTGAGOR, for itself, its successors and assigns, does covenant with the Mortgagee, its successors and assigns, that it is lawfully seized of the Mortgaged Property and has good right to sell and convey the same; that the Mortgaged Property is free from all encumbrances except as may be further stated in this Mortgage; that the Mortgagee, its successors and assigns, shall quietly enjoy and possess the Mortgaged Property; and that the Mortgagor will WARRANT AND DEFEND the title to the same against all lawful claims not specifically excepted in this Mortgage.

PROVIDED, NEVERTHELESS, that if the Mortgagor shall pay the principal balance of the Notes in full, plus interest at the rate set forth in the Notes, as the same changes from time to time and is adjusted in the manner set forth in the Notes, on the unpaid principal balance, as computed in accordance with the terms and conditions of the Notes, and any other sums due and owing under the Notes and the Loan Agreement and shall also pay or cause to be paid all other sums, with interest thereon, as may be advanced by the Mortgagee in accordance with this Mortgage either to protect the lien of this Mortgage, or by way of additional loan or for any other purpose, and shall also keep and perform all and singular the covenants herein, required on the part of the Mortgagor to be kept and performed (the Notes, including any and all renewals, amendments, extensions and modifications thereof, and all such sums, together with interest thereon, and such covenants herein collectively referred to as the "Indebtedness Secured Hereby"), then this Mortgage shall be null and void, in which event the Mortgagee will execute and deliver to the Mortgagor in form suitable for recording a full satisfaction of this Mortgage; otherwise this Mortgage shall remain in full force and effect. Notwithstanding anything to the contrary set forth in or implied by this Mortgage, the maximum principal amount of Indebtedness Secured Hereby is $2,750,000.00.

                                   ARTICLE I.

                    GENERAL COVENANTS, AGREEMENTS, WARRANTIES

SECTION 1.1. PAYMENT OF INDEBTEDNESS; OBSERVANCE OF COVENANTS. The Mortgagor shall duly and punctually pay each and every payment of principal, interest and all prepayment premiums and late charges, if any, required by the Notes or the Loan Agreement and all other Indebtedness Secured Hereby, as and when the same shall become due, and shall duly and punctually perform and observe all of the covenants, agreements and provisions contained herein, in the Loan Documents or in any other instrument given as security for the payment of the Notes.

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SECTION 1.2.  MAINTENANCE; REPAIRS.  Subject to the provisions of Section 2.3 hereof, the Mortgagor shall keep and maintain the Mortgaged Property in good condition, repair and operating condition free from any waste or misuse, and will comply with all requirements of law, municipal ordinances and regulations, restrictions and covenants affecting the Mortgaged Property and its use, and will promptly repair or restore any building, improvements or structures now or hereafter located on the Land which may become damaged or destroyed to their condition prior to any such damage or destruction. The Mortgagor shall not acquiesce in any rezoning classification, modification or restriction affecting the Land, without the prior written consent of the Mortgagee, which consent shall not be unreasonably withheld. The Mortgagor shall not vacate or abandon the Mortgaged Property.

SECTION 1.3. PAYMENT OF UTILITY CHARGES, TAXES AND ASSESSMENTS. The Mortgagor shall, before any penalty attaches thereto, pay or cause to be paid all charges made for electricity, gas, heat, water, sewer and other utilities furnished or used in connection with the Mortgaged property, and all taxes, assessments and levies of every nature heretofore or hereafter assessed against the Mortgaged Property and upon demand will furnish the Mortgagee receipted bills evidencing such payment.

Nothing in this Section 1.3 shall require the payment or discharge of any obligations imposed upon the Mortgagor by this Section so long as the Mortgagor shall diligently and in good faith and at its own expense contest the same or the validity thereof by appropriate legal proceeding which shall operate to prevent the collection thereof or other realization thereon and the sale or forfeiture of the Mortgaged Property or any part thereof to satisfy the same; provided, however, that during such contest the Mortgagor shall, at the reasonable request of the Mortgagee, provide security satisfactory to the Mortgagee, assuring the discharge of the Mortgagor's obligation under this Section and of any additional charge, penalty or expense arising from or incurred as a result of such contest; and provided further, however, that if at any time payment of any obligation imposed upon the Mortgagor by this Section shall become necessary to prevent the delivery of a tax deed conveying the Land or any portion thereof because of nonpayment, then the Mortgagor shall pay the same in sufficient time to prevent the delivery of such tax deed.

SECTION 1.4. LIENS. Except for liens and encumbrances, if any, listed on EXHIBIT B attached hereto or consented to in writing by or granted to the Mortgagee ("Permitted Encumbrances"), the Mortgagor will keep the Mortgaged Property free from all liens (other than liens for taxes, assessments and mechanics' liens not yet due and payable) and encumbrances of every nature whatsoever heretofore or hereafter arising and, upon written demand of the Mortgagee, the Mortgagor will pay and procure the release of any such lien or encumbrances.

SECTION 1.5. COMPLIANCE WITH LAW. The Mortgagor will promptly comply with all present and future laws, ordinances, rules and regulations of any governmental authority affecting the Mortgaged Property unless the same is being diligently contested by the Mortgagor in good faith and by proper proceedings.

SECTION 1.6. RIGHT OF THE MORTGAGEE TO ENTER. The Mortgagor will permit the Mortgagee and its agents to enter, and to authorize others to enter, upon any or all of the Land, at any time and from time to time, during normal business hours, to inspect the Mortgaged Property to perform or observe any covenants, conditions or terms hereunder which the

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Mortgagor shall fail to perform, meet or comply with, or for any other purpose in connection with the protection or preservation of the Mortgagee's security, without thereby becoming liable to the Mortgagor or any person in possession under the Mortgage.

SECTION 1.7. RIGHT OF THE MORTGAGEE TO PERFORM. If the Mortgagor fails to pay all and singular any taxes, assessments, levies or other similar charges or encumbrances heretofore or hereafter assessed against the Mortgaged Property or fails to obtain the release of any lien or encumbrance (other than a Permitted Encumbrance) of any nature heretofore or hereafter arising upon the Mortgaged Property or fails to perform any other covenants and agreements contained in this Mortgage or if any action or proceeding is commenced which adversely affects or questions the title to or possession of the Mortgaged Property or the interest of the Mortgagor or the Mortgagee therein, then the Mortgagee, at the Mortgagee's option, without notice to Mortgagor in the case of emergency and upon five (5) days notice to the Mortgagor in the case of a non-emergency, may perform such covenants and agreements, investigate and defend against such action or proceeding, and take such other action as the Mortgagee deems necessary to protect the Mortgagee's interest. Any amounts disbursed by the Mortgagee pursuant to this Section 1.7, including without limitation court costs and expenses and attorneys' fees, with interest thereon, shall become additional indebtedness of the Mortgagor and shall be secured by this Mortgage. Such amount shall be payable upon written notice from the Mortgagee to the Mortgagor requesting payment thereof, and shall bear interest from the date of disbursement at a rate equal to the rate of interest then in effect under the Notes, or, if such rate is illegal or usurious, at the maximum rate then permitted by law. Nothing contained in this Section 1.7 shall require the Mortgagee to incur any expense or to do any act or thing hereunder.

SECTION 1.8. ASSUMPTION. The Mortgagor shall not sell, assign, lease, convey, mortgage or otherwise encumber or dispose of either the legal or equitable title or both to all or any portion of the Mortgaged Property or any other interest therein without the prior written consent of the Mortgagee. A sale, transfer, assignment or other disposition of any ownership interest in the Mortgagor shall constitute and be deemed a sale of all or a part of the Mortgaged Property for purposes of this Section 1.8.

SECTION 1.9. FURTHER ASSURANCES. At any time and from time to time, upon request by the Mortgagee, the Mortgagor will make, execute and deliver or cause to be made, executed and delivered, to the Mortgagee, any and all other further instruments, certificates and other documents as may, in the reasonable opinion of the Mortgagee, be necessary or desirable in order to effectuate, complete or perfect, or to continue and preserve, the obligations of the Mortgagor hereunder and under the Notes, the Loan Agreement and the mortgage and security interest granted by this Mortgage. Upon any failure by the Mortgagor so to do, the Mortgagee may make, execute and record any and all such instruments, certificates and documents for and in the name of the Mortgagor and the Mortgagor hereby irrevocably appoints the Mortgagee its agent and attorney in fact of the Mortgagor so to do.

SECTION 1.10. EXPENSES. The Mortgagor will pay or reimburse the Mortgagee for all reasonable attorney's fees, costs and expenses incurred by the Mortgagee in any legal proceeding or dispute of any kind in which the Mortgagee is made a party, or appears as party plaintiff or defendant, affecting the Indebtedness Secured Hereby, this Mortgage, the interest created herein

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or the Mortgaged Property, including but not limited to the exercise of the power of sale set forth in this Mortgage, any condemnation action involving the Mortgaged Property or any action to protect the security hereof and any such amounts paid by the Mortgagee shall be added to the indebtedness secured by this Mortgage.

SECTION 1.11. BOOKS AND RECORDS; FINANCIAL STATEMENTS. The Mortgagor will keep and maintain full, true and accurate books of account adequate to reflect correctly the results of the operation of the Mortgaged Property, all of which books and records relating thereto shall be open to inspection by the Mortgagee or its representative during normal business hours.

SECTION 1.12. HAZARDOUS SUBSTANCES. The Mortgagor warrants, covenants and represents that (i) the operations of the Mortgagor comply in all material respects with all applicable Environmental Laws (as that term is defined in the Loan Agreement); (ii) none of the operations of the Mortgagor are subject to any judicial or administrative proceeding alleging the violation of any Environmental Laws; (iii) none of the operations of the Mortgagor are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material (as that term is defined in the Loan Agreement) into the environment; (iv) the Mortgagor has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a Hazardous Material or reporting a spill or release of a Hazardous Material into the environment; and (v) the Mortgagor does not have any known material contingent liability in connection with any release of any Hazardous Material into the environment. The materiality standard used in this Section 1.12 shall be exceeded if the facts giving rise to a breach or breaches of the representations or warranties contained herein might result in liability in excess of $50,000 in the aggregate. For purposes of this Section 1.12, "Mortgagor" shall mean the Mortgagor and any subsidiary or affiliate of the Mortgagor acquired or created after the date of this Mortgage.

The Mortgagor hereby indemnifies the Mortgagee its successors and assignees, and agrees to hold the Mortgagee harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and attorneys' fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Mortgagee for, with respect to, or as a direct or indirect result of the violation by the Mortgagor, any other obligor or any of the Mortgagor's subsidiaries, of any laws, including but not limited to, the Environmental Laws or any laws or regulations relating to Hazardous Material, treatment, storage, disposal, generation and transportation, air, water and noise pollution, soil or ground or water contamination, the handling, storage or release into the environment of Hazardous Materials; or with respect to, or as a direct or indirect result of the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, properties utilized by the Mortgagor, any other obligor or any of the Mortgagor's subsidiaries in the conduct of their respective business into or upon any land, the atmosphere, or any watercourse, body of water or wetlands, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws) and the provisions of and undertakings and indemnification set out in this Section
1.12 shall survive the satisfaction and payment of the Indebtedness Secured hereby and the termination of this Mortgage.

                                   ARTICLE II.

                   INSURANCE, CONDEMNATION AND USE OF PROCEEDS

SECTION 2.1. INSURANCE. Until the Indebtedness Secured Hereby has been paid in full, the Mortgagor shall obtain and maintain the following:

     (1) The Mortgagor shall keep the buildings, structures, fixtures and other improvements now existing or hereafter erected on the Land insured against loss by fire, vandalism, and malicious mischief, perils of extended coverage, and such other hazards, casualties and contingencies as may be specified by the Mortgagee, in an amount not less than the full insurable value thereof, which in no event shall be less than the amount of Indebtedness Secured Hereby, and naming the Mortgagee as mortgagee and lender loss payee. The Mortgagor shall also maintain rent loss or business interruption insurance with respect to such exposures and perils in an amount sufficient to enable the Mortgagor to make the required monthly payments under the Notes, to pay taxes and insurance and to continue operations during an assumed reconstruction period of one (1) year, naming the Mortgagee as mortgagee and loss payee. The Mortgagor shall also maintain comprehensive general public liability insurance providing for limits of coverage of not less than $2,000,000 combined single limit coverage, and naming the Mortgagee as an additional insured.

     (2) All insurance shall be carried in companies licensed to do business in the State of Minnesota and approved by the Mortgagee and the policies and renewals thereof shall (i) contain a waiver of defense based on coinsurance, (ii) be constantly assigned and pledged to and held by the Mortgagee as additional security for the Indebtedness Secured Hereby, (iii) have attached thereto loss-payable clauses in favor of and in form acceptable to the Mortgagee, and (iv) provide that the Mortgagee shall receive at least thirty (30) days' prior written notice of cancellation or any substantial modification of the policy. In default thereof, the Mortgagee may effect any insurance required to be maintained by the Mortgagor pursuant to this Section 2.1 and the amount paid therefor shall become immediately due and payable with interest at a rate equal to the rate of interest then in effect under the Notes, or, if such rate is illegal or usurious, at the maximum rate permitted by law, and shall be secured by this Mortgage. In the event of loss or damage to the Mortgaged Property, the Mortgagor will give immediate written notice thereof to the Mortgagee, who may make proof of loss or damage if not made promptly by the Mortgagor. The Mortgagor hereby authorizes the Mortgagee to settle and compromise all claims on such policies and hereby authorizes and directs each insurance company concerned to make payment for any such loss to the Mortgagee. In the event of foreclosure of this Mortgage, all right, title and interest of the Mortgagor in and to any property insurance policies then in force shall pass to the purchaser at the foreclosure sale.

SECTION 2.2. CONDEMNATION. The Mortgagor shall give the Mortgagee immediate written notice of the actual or threatened commencement of any proceedings under condemnation or eminent domain affecting all or any part of the Mortgaged Property or any easement therein or appurtenance thereof. If all or any part of the Mortgaged Property is damaged, taken or acquired, either temporarily or permanently, in any condemnation proceeding, or by exercise of the right of eminent domain, the amount in excess of $50,000 of any award or other payment for such taking, acquisition or damages made in consideration thereof, to the extent of the full amount of the remaining unpaid indebtedness secured by this instrument, is hereby assigned to the Mortgagee, and the same shall be paid forthwith to the Mortgagee, to be applied to the Indebtedness Secured Hereby, and any excess shall be paid to the Mortgagor.

SECTION 2.3. THE MORTGAGOR TO REPAIR, REPLACE, REBUILD OR RESTORE. If any Indebtedness Secured Hereby is outstanding when all or any part of the Mortgaged Property is destroyed or damaged:

     (1) all proceeds of any insurance claim with respect to such destruction or damage shall be paid directly to the Mortgagee. Unless the Mortgagor is in full compliance with all of the terms and conditions in subsection (2) of this Section 2.3, the Mortgagee may, at its option, apply all such proceeds as a prepayment of the Notes;

     (2) the Mortgagee shall make available to the Mortgagor proceeds, less such sum, if any, required for payment of all expenses incurred in collecting the same (the "Net Proceeds"), for Mortgagor to apply to payment of the costs of repair, replacement, rebuilding or restoration of the Mortgaged Property provided:

          (a) all or substantially all of the Mortgaged Property has not been damaged or destroyed;

          (b) no Event of Default, and no event which with the giving of notice or passage of time or both would constitute an Event of Default, has occurred or is then continuing;

          (c) the Mortgagor provides evidence to the Mortgagee that such repair, replacement, rebuilding or restoration may be completed within twelve
          (12) months from the date of such damage or destruction;

          (d) the Net Proceeds shall be applied by the Mortgagee under such construction and disbursement terms as the Mortgagee may deem reasonably necessary, including deposit by the Mortgagor with the Mortgagee of such funds of the Mortgagor as may be required to insure payment of all costs of rebuilding, restoration, repair or replacement;

          (e) the Mortgagee obtains, at the Mortgagor's expense, an appraisal prepared by an MAI designated appraiser acceptable to the Mortgagee certifying that the fair market value of the Mortgaged Property upon such repair, replacement, rebuilding or restoration, will not be less than $1,000,000;

          (f) such destruction or damage of the Mortgaged Property occurs at a time greater than one (1) year from the maturity date of the Notes;

          (g) the Mortgagee receives evidence acceptable to it that all tenants, if any, at the Mortgaged Property shall continue to be liable under their leases at the Mortgaged Property following such repair, rebuilding, replacement or restoration; and

     (3) The balance of the Net Proceeds remaining after payment of all costs of any repair, rebuilding, replacement or restoration of the Mortgaged Property shall be applied as a prepayment of the Indebtedness Secured Hereby, and any excess shall be paid to the Mortgagor. The Mortgagor shall not, by reason of the payment of any costs of repair, rebuilding, replacement or restoration, be entitled to any reimbursement from the Mortgagee or any abatement or diminution of the amounts payable under the Notes or any other Indebtedness Secured Hereby.

                                  ARTICLE III.

                              DEFAULT AND REMEDIES

SECTION 3.1. EVENT OF DEFAULT. Each of the following occurrences shall constitute an Event of Default hereunder ("Event of Default"):

     (1) Mortgagor shall fail to timely pay or perform any of its covenants, duties and obligations under the Loan Documents;

     (2) Mortgagor shall fail to timely perform or observe any of the covenants contained in this Mortgage and such failure shall continue for thirty (30) days after Mortgagor receives written notice of such failure from Mortgagee;

     (3) any representation or warranty made by Mortgagor in this Mortgage is untrue or misleading in any material respect, or any statement, certificate, or report furnished hereunder by or on behalf of Mortgagor is untrue or misleading in any material respect on the date as of which the facts set forth are stated or certified;

     (4) the Mortgagor shall be dissolved or shall become unable to pay its debts as they fall due, or shall make a general assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief, under any statute, law or regulation, or shall file an answer admitting or shall fail to deny the material allegations of a petition against it for any such relief;

     (5)  any proceeding against the Mortgagor of the type referred to in clause
     (4) above seeking any such relief shall have remained unstayed or undismissed for an aggregate of sixty (60) days (whether or not consecutive);

     (6) a trustee, receiver or liquidator of the Mortgagor or of any substantial part of its properties or assets shall be appointed with the consent or acquiescence of the Mortgagor, or any such appointment, if not so consented to or acquiesced in, shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

     (7) execution shall have been levied against the Mortgaged Property or any lien creditor's suit to enforce a judgment against the Mortgaged Property shall have been brought and (in either case) shall continue unstayed and in effect for a period of more than thirty (30) consecutive calendar days.

SECTION 3.2. REMEDIES. Upon the occurrence of an Event of Default or at any time thereafter, the Mortgagee may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it under applicable law or any document related hereto):

     (1) the Mortgagee shall be entitled to seek immediate appointment of a receiver for the Mortgaged Property;

     (2) the Mortgagee may foreclose this Mortgage by action or advertisement upon written notice thereof to the Mortgagor, and the Mortgagor hereby authorizes the Mortgagee to do so, power being herein expressly granted to sell the Mortgaged Property at public auction without any prior hearing thereof and to convey the same to the purchaser, in fee simple, pursuant to the statutes of Minnesota in such case made and provided and, out of the proceeds arising from such sale, to pay all Indebtedness Secured Hereby with interest, and all legal costs and charges of such foreclosure and the maximum attorney's fees permitted by law, which costs, charges and fees the Mortgagor herein agrees to pay, and to pay the surplus, if any, to the Mortgagor, its successors or assigns; and

     (3) the Mortgagee may exercise any of the remedies made available to a secured party under the Uniform Commercial Code in effect in the State of Minnesota, or other applicable law, with respect to any of the Mortgaged Property which constitutes personal property, including without limitation the right to take possession thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Mortgagor hereby waives), and the right to sell, lease or otherwise dispose of or use any or all of such personal property. The Mortgagee may require the Mortgagor to assemble such personal property and make it available to the Mortgagee at a place designated by the Mortgagee which is reasonably convenient to both the Mortgagor and the Mortgagee. If notice to the Mortgagor of any intended disposition of any of the Mortgaged Property constituting personal property or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 4.2 hereof) at least ten (10) calendar days prior to the date of intended disposition or other action.

In the event of a sale under this Mortgage, whether by virtue of judicial proceedings or otherwise, the Mortgaged Property may, at the option of the Mortgagee, be sold as one parcel and as an entirety or in such parcels, manner and order as the Mortgagee in its sole discretion may elect.

SECTION 3.3. PURCHASE OF MORTGAGED PROPERTY. In case of any sale of the Mortgaged Property pursuant to any judgment or decree of any court or otherwise in connection with the enforcement of any of the terms of this Mortgage, the Mortgagee, its successors and assigns, may become the purchaser, and for the purpose of making settlement for or payment of the purchase price, shall be entitled to turn in and use the Notes and any claims for interest, late charges and prepayment premiums matured and unpaid thereon, together with any other Indebtedness Secured Hereby, if any, in order that there may be credited as paid on the purchase price the sum, or any part thereof, then due under the Notes, including principal thereof and interest, late charges and prepayment premiums, if any, thereon, and any other Indebtedness Secured Hereby.

                                   ARTICLE IV.

                                  MISCELLANEOUS

SECTION 4.1. SUCCESSORS AND ASSIGNS. The covenants and agreements contained herein, including, without limitation, the provision of Section 1.8 hereof, shall bind, and the rights hereunder shall inure to, the respective heirs, successors and assigns of the Mortgagor and the Mortgagee, including among the Mortgagor's assigns any purchasers or transferees of the Mortgaged Property.

SECTION 4.2. NOTICES. Any notice, request, demand or other communication permitted or required hereunder shall be deemed duly given if delivered or mailed postage prepaid, certified or registered, addressed to the address of such party on page 2 of this Mortgage.

SECTION 4.3. HEADINGS. The headings of the sections contained herein are for convenience only and are not to be construed to be a part of or limit or affect the terms hereof.

SECTION 4.4. DEFINITIONS. Except as otherwise defined herein, all capitalized terms shall have the meaning assigned to such term in the Loan Agreement.

SECTION 4.5.  TIME IS OF THE ESSENCE.  Time is of the essence of this Mortgage.

SECTION 4.6. WAIVER. Mortgagor hereby waives any right to a trial by jury on any action to enforce or defend any matter arising from or relating to this Mortgage.

IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered to the Mortgagee as of the day and year first above written.

                                   MORTGAGOR:

                                   REUTER MANUFACTURING, INC.
                                   a Minnesota corporation


                                   By:  /s/ James W. Taylor
                                       ------------------------------------
                                        Its:  President
                                             ------------------------------

STATE OF MINNESOTA  )
                    )  ss.
COUNTY OF           )

The foregoing instrument was acknowledged before me this ____ day of January, 1996, by ________________________, the _________________ of Reuter
Manufacturing, Inc., a Minnesota corporation, for and on behalf of said corporation.

                                   ___________________________________
                                   Notary Public

                                    EXHIBIT A

                               (Legal Description)


Lot 3, Auditor's Subdivision Number 195, Hennepin County, Minnesota, according to the recorded plat thereof, together with all that part of vacated 3 1/2 Street South lying between the Easterly and Westerly boundary lines of said Lot 3 extended northerly.

Hennepin County, Minnesota.

                                    EXHIBIT B

                            (Permitted Encumbrances)


1. Mortgage dated February 15, 1991, filed February 20, 1991 as Document No. 2156242, executed by Reuter, Inc. to The CIT Group/Credit Finance, Inc. to secure $6,000,000.00.

2. Financing Statement filed February 22, 1991 as Document No. 2156817 between Reuter, Inc., debtor, and The CIT Group/Credit Finance, Inc., secured party, as amended by Document Nos. 2307062 and 2637358, partially released by Document No. 2541384 and continued by Document No. 2637359.

3. Financing Statement filed October 20, 1992 as Document No. 2307063 between Reuter Manufacturing, Inc., a Division of Green Isle Environmental Services, Inc., debtor, to The CIT Group/Credit Finance, Inc., secured party, as amended by Document No. 2541385.

4. Financing Statement filed October 20, 1992 as Document No. 2307064 between Reuter, Inc., a Division of Green Isle Environmental Services, Inc., debtor, and The CIT Group/Credit Finance, Inc., secured party, as partially released by Document No. 2541386.

5. Financing Statement filed October 20, 1992 as Document No. 2307065 between Green Isle Environmental Services, Inc., debtor, and The CIT Group/Credit Finance, Inc., secured party, as partially released by Document No. 2541387.

6. Easement in favor of Northern States Power Company for electric powerline purposes dated October 16, 1967, filed October 17, 1967 as Document No. 890732.

7. Easement for drainage ditch purposes over vacated 3 1/2 Street South reserved by City Council Resolution filed September 29, 1980 as Document No. 1396934.

8. The lien for delinquent real estate taxes payable in 1995, plus penalty and interest thereon.